Exhibit 12

                             UNISYS CORPORATION
       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                               ($ in millions)



                                  Three
                                  Months
                                  Ended          Years Ended December 31
                                  Mar. 31, ----------------------------------
                                  2009      2008   2007   2006   2005   2004
                                  --------  ----   ----   ----   ----   ----
Fixed charges
Interest expense                  $ 21.8   $ 85.1 $ 76.3 $ 77.2 $ 64.7 $ 69.0
Interest capitalized during
  the period                         1.7      9.0    9.1    9.9   15.0   16.3
Amortization of debt issuance
  expenses                           1.1      4.1    3.8    3.8    3.4    3.5
Portion of rental expense
  representative of interest        12.7     50.6   55.9   56.7   60.9   61.6
                                   ------  ------ ------ ------ ------  -----
    Total Fixed Charges             37.3    148.8  145.1  147.6  144.0  150.4
                                   ------  ------ ------ ------ ------  -----
Earnings
Income (loss) from continuing
 operations before income taxes#    (6.5)   (64.5)  29.4 (242.2)(203.1) (85.5)
Add (deduct) the following:
 Share of loss (income) of
  associated companies                -        -      -     4.5   (7.2) (14.0)
 Amortization of capitalized
  interest                           4.1     16.1   14.5   13.7   12.9   11.7
                                   -----   ------ ------ ------ ------  -----
    Subtotal                        (2.4)   (48.4)  43.9 (224.0)(197.4) (87.8)
                                   -----   ------ ------ ------ ------  -----

Fixed charges per above             37.3    148.8  145.1  147.6  144.0  150.4
Less interest capitalized during
  the period                        (1.7)    (9.0)  (9.1)  (9.9) (15.0) (16.3)
                                   -----   ------ ------ ------ ------ ------
Total earnings (loss)              $33.2   $ 91.4 $179.9 $(86.3)$(68.4)$ 46.3
                                   =====   ====== ====== ====== ====== ======

Ratio of earnings to fixed
  charges                            *        *     1.24    *      *      *
                                   =====   ====== ====== ====== ======  =====

# Amounts for the years 2004-2008 have been reclassified to reflect the adoption of Statement of Financial Accounting Standards No. 160,
"Noncontrolling Interests in Consolidated Financial Statements."

* Earnings for the three months ended March 31, 2009 and the years ended December 31, 2008, 2006, 2005 and 2004 were inadequate to cover fixed charges by $4.1 million, $57.4 million, $233.9 million, $212.4 million and $104.1 million, respectively.